EXHIBIT 10.3

July 11, 2024
John Harris
EVP, Global Operations & Manufacturing Strategy
John,
I am pleased to confirm our conversation regarding the changes to your compensation in connection with your continued support of the Cardio & Vascular product category during 2024.
Special Long-Term Incentive Award
You have been approved for a special Long-Term Incentive award of $450,000 by the Compensation and Organization Committee at their meeting on July 11, 2024 ("the award date"). The special equity grant will consist of time-based restricted stock units ("Time-Based RSUs”). The number of Time-Based RSUs you will receive will be determined by dividing the award value by the closing price per share of the Company's common stock on the New York Stock Exchange on the close of business on the award date. The Time-Based RSUs will vest fully on March 31, 2026, contingent on your continued employment to that date and your execution of a general release relieving the Company of any liabilities, specifically including potential severance costs and the expiration of any applicable revocation periods. For the sake of clarity, this award will not vest if your employment Is terminated for any reason, including Retirement, prior to March 31, 2026.
Annual Long-Term Incentive Awards
You will continue to be eligible for an annual Long-Term Incentive award in 2025. However, you will not be eligible to receive an annual Long-Term Incentive award in 2026.
Unless amended by this letter, I confirm that all other terms and conditions of your employment remain unchanged.
John, I want to offer my sincere thanks for your continued partnership and outstanding leadership. Together we will achieve the results that will make the difference in Integer's long-term success.
Sincerely,
/s/ Joe Dziedzic
Joe Dziedzic
President & Chief Executive Officer

I have read and understood the terms and conditions in this letter and agree to its contents and to be bound by it.

/s/ John Harris
John Harris